UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 29, 2014
(Date of earliest event reported)

Legend Oil and Gas, Ltd.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA (Address of Principal Executive Offices)	30022 (Zip Code)

(678) 595-6243
(Registrant’s telephone number, including area code)

______________________________________________
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure below under Item 3.02 is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sale of Equity Securities

On September 29, 2014, the Company issued an 8% Original Issue Discount Senior Secured Convertible Debenture (the “Debenture”) to Hillair Capital Investments, L.P. (“Hillair”) in the aggregate amount of $1,556,800 payable (a) $389,200 on or before October 1, 2015, (b) $389,200 on or before January 1, 2016, and (c) $778,400 on or before April 1, 2016, plus at each periodic redemption date, all accrued but unpaid interest or other amounts owing on each such date. After taking into account the original issue discount and legal fees of $90,000 reimbursed to Hillair, the net proceeds received by the Company was $1,300,000.

In conjunction with the Debenture and in consideration of Hillair’s entering into the Debenture agreement with the Company, the Company entered into a Securities Purchase Agreement (“SPA”) with Hillair for a common stock purchase warrant to purchase up to 155,680,000 shares of common stock with an exercise price equal to $0.01, subject to adjustment therein.

As soon as practicable, but in no event later than November 14, 2014, the Company will prepare and file a mortgage, security agreement and financing statement in Kansas granting a lien in certain oil and gas mining leases and leasehold estates and any other applicable property of the Company in Kansas to secure the obligations of the Company to the Purchasers evidenced by the Debenture.

These transactions are exempt from registration subject to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits

4.1	8% Original Issue Discount Senior Secured Debenture Due April 1, 2016

4.2	Common Stock Purchase Warrant dated September 29, 2014

10.1	Securities Purchase Agreement dated September 29, 2014

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Legend Oil and Gas, Ltd.

Date: October 2, 2014	By:	/s/ Warren S. Binderman
Warren S. Binderman
Chief Financial Officer